                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

        Filed by the Registrant [X]
        Filed by a Party other than the Registrant [ ]

        Check the appropriate box:
        [ ]  Preliminary Proxy Statement   [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))

        [X] Definitive Proxy Statement
        [ ] Definitive Additional Materials
        [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               REALNETWORKS, INC.

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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
        [X] No fee required.
        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11.

        (1)Title of each class of securities to which transaction applies:

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        (2)Aggregate number of securities to which transaction applies:

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        (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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        (4)Proposed maximum aggregate value of transaction:

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        (5)Total fee paid:

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        [ ] Fee paid previously with preliminary materials.

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        [ ]  Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:

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        (2)  Form, Schedule or Registration Statement no.:

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        (3)  Filing Party:

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        (4)  Date Filed:

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

                             [REALNETWORKS LOGO]

         REALNETWORKS 1111 Third Avenue, Suite 2900, Seattle, WA 98101

                                                                  April 27, 1999

Dear Shareholder:

     On behalf of RealNetworks, Inc., I cordially invite you to attend the 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held at 2:00 p.m. on Friday, May 21, 1999 at the Hotel Monaco, 1101 Fourth Avenue, Seattle, Washington.

     At the Annual Meeting, the shareholders will be asked to (i) elect two directors to the Company' s Board of Directors and (ii) ratify the appointment of KPMG LLP as the Company's independent auditors for fiscal year 1999. Additional details regarding these matters are provided in the attached Notice of Annual Meeting and Proxy Statement.

     The Board of Directors unanimously recommends that shareholders vote "FOR" these two proposals.

     Whether or not you plan to attend the Annual Meeting, we hope that you will have your shares represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your shares will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

     On behalf of the Board of Directors, I would like to express our appreciation for your support of the Company. We look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ Robert Glaser

                                          Robert Glaser
                                          Chief Executive Officer and
                                          Chairman of the Board

                               REALNETWORKS, INC.
                         1111 THIRD AVENUE, SUITE 2900
                           SEATTLE, WASHINGTON 98101

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 21, 1999

TO THE SHAREHOLDERS OF REALNETWORKS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of RealNetworks, Inc., a Washington corporation (the "Company"), will be held on Friday, May 21, 1999, at 2:00 p.m., local time, at the Hotel Monaco, 1101 Fourth Avenue, Seattle, Washington, for the following purposes as more fully described in the accompanying Proxy Statement:

     1. To elect two directors to serve until the 2002 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal, or the election of their successors;

     2. To ratify the appointment of KPMG LLP as independent auditors for the Company's fiscal year ending December 31, 1999; and

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only holders of record of the Company's Common Stock at the close of business on March 22, 1999 are entitled to notice of, and to vote at, this meeting or any adjournment or postponement thereof. A list of shareholders as of that date will be available at the meeting and for ten days prior to the meeting at the Company's principal executive offices located at 1111 Third Avenue, Suite 2900, Seattle, Washington 98101.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ K.J. MacArthur

                                          KELLY JO MACARTHUR
                                          Vice President, General Counsel and
                                          Secretary

Seattle, Washington
April 27, 1999

                            YOUR VOTE IS IMPORTANT!

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AT THE MEETING. A POSTAGE-PREPAID ENVELOPE IS ALSO ENCLOSED FOR THAT PURPOSE. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION.

                               REALNETWORKS, INC.

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 21, 1999

               ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of RealNetworks, Inc., a Washington corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 2:00 p.m. on Friday, May 21, 1999 at the Hotel Monaco, 1101 Fourth Avenue, Seattle, Washington, and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, a proxy card and the Annual Report of the Company, which includes financial statements for its fiscal year ended December 31, 1998, are being sent to all shareholders of record as of the close of business on March 22, 1999, and are being mailed to the Company's shareholders on or about April 27, 1999. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report is not part of this Proxy Statement.

QUORUM AND VOTING RIGHTS

     At the close of business on March 22, 1999, there were 33,125,518 shares of common stock, par value $.001 per share (the "Common Stock") of the Company outstanding. Only holders of record of the shares of Common Stock outstanding at such time will be entitled to notice of and to vote at the meeting. The presence at the meeting of at least a majority of such shares, either in person or by proxy, shall constitute a quorum for the transaction of business. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so, whether or not they choose to attend the meeting in person.

     If you are a common shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The proposals are identified by number and a general description on the proxy card. Please review the voting instructions on the proxy card and read the text of the proposals and the position of the Board of Directors in the Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendations of the Board of Directors on that proposal. The recommendation of the Board of Directors for each proposal is shown on the proxy card. For the reasons stated in more detail later in the Proxy Statement, the Board of Directors recommends a vote FOR the two individuals nominated to serve as Class 2 directors; and FOR the ratification of the appointment of KPMG LLP as independent public auditors for the Company's fiscal year ending December 31, 1999.

     It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. However, if any other matters are properly presented for action, the proxies named on the proxy card will be authorized by your proxy to vote on those other matters in their discretion.

     On each matter properly brought before the meeting, shareholders will be entitled to one vote for each share of Common Stock held. Shareholders do not have the right to cumulate their votes in the election of directors. Under Washington law and the Company's Articles of Incorporation and Bylaws, if a quorum exists at the meeting: (a) the two nominees for director who receive the greatest number of votes cast in the election of directors will be elected; and
(b) the proposal to ratify the appointment of independent auditors will be approved if the number of votes cast in favor of this proposal exceeds the number of votes cast against it.

     Shareholders may abstain from voting for the nominees for director and may abstain from voting on the proposal to ratify the appointment of independent auditors. Abstention from voting on either or both of the matters will have no effect, since approval of each matter is based solely on the number of votes actually cast.

     Brokerage firms and other intermediaries holding shares of Common Stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries will generally have discretion to vote their customers' shares in the election of directors and on the proposal to ratify the appointment of independent auditors. The failure of a brokerage firm or other intermediary to vote its customers' shares on the proposal for the election of directors or on the proposal to ratify the appointment of auditors will have no effect on any proposal since approval of each proposal is based solely on the number of votes actually cast.

REVOCABILITY OF PROXIES

     If you execute a proxy, you may revoke it by taking one of the following three actions: (a) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices prior to May 21, 1999; (b) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices prior to May 21, 1999; or (c) by personally attending and voting at the meeting.

SOLICITATION OF PROXIES

     The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company will reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Common Stock.

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     An eligible shareholder who desires to have a qualified proposal considered for inclusion in the proxy statement and form of proxy prepared in connection with the Company's 2000 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of the Company, at the Company's principal executive offices, no later than December 28, 1999. In order to be eligible, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

     A shareholder of record who intends to submit a proposal at the 2000 Annual Meeting that is not eligible for inclusion in the Company's Proxy Statement must provide written notice to the Company, addressed to the Secretary of the Company (or to the Nominating Committee of the Board of Directors, Attn: Mr. Glaser, Chairman, if the proposal relates to the nomination of one or more directors) at the Company's principal executive offices, not later than December 28, 1999. The notice must satisfy certain requirements specified in the Company's Bylaws. A copy of the Bylaws will be sent to any shareholder upon written request to the Company's Secretary.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Class 2 directors are to be elected at the Annual Meeting, to serve until the 2002 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal. James Breyer and Bruce Jacobsen, who currently serve as Class 2 directors of the Company, have been nominated by the Nominating Committee of the Board of Directors and recommended by the Board for re-election at the Annual Meeting. The accompanying proxy will be voted for these nominees, except where you indicate otherwise or authority to so vote is withheld. Should Mr. Breyer or Mr. Jacobsen be unable to serve, the proxy will be voted for such person or persons as are designated by the Nominating Committee of the Board of Directors.

NOMINEES FOR DIRECTOR

     BRUCE JACOBSEN has served as a Director of the Company since August 1997, and served as President and Chief Operating Officer from February 1996 to November 1998. From April 1995 to February 1996, Mr. Jacobsen was Chief Operating Officer of Dreamworks Interactive, a joint venture between Microsoft and Dreamworks SKG, a partnership among Steven Spielberg, Jeffery Katzenberg and David Geffen. From August 1986 to April 1995, Mr. Jacobsen was employed at Microsoft in a number of capacities, including General Manager of the Kids/Games business unit. Mr. Jacobsen graduated summa cum laude with Honors from Yale University and holds an M.B.A. from Stanford University. Age 39.

     JAMES BREYER has been a Director of the Company since October 1995. Mr. Breyer has served as a Managing Partner of Accel Partners L.P. in Palo Alto/San Francisco since November 1995 and as a general partner from 1990 to 1995. At Accel Partners L.P., Mr. Breyer has sponsored investments in over a dozen companies that have completed public offerings or successful mergers. Previously, Mr. Breyer was a management consultant at McKinsey & Company, Inc. and worked in product management and marketing at Apple Computer, Inc. and Hewlett-Packard Corporation. Mr. Breyer holds a B.S. from Stanford University and an M.B.A. from Harvard University, where he was named a Baker Scholar. Age 37.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES NAMED IN PROPOSAL 1.

                               BOARD OF DIRECTORS

     The business of the Company is managed under the direction of a Board of Directors, which is divided into three classes, each class as nearly equal in number of directors as possible. The Board of Directors has determined that the Board of Directors shall be composed of seven directors. Four directors currently serve on the Board, with three vacancies currently existing. Mitchell Kapor is a Class 1 director, whose term expires at the annual shareholders meeting in 2001, Bruce Jacobsen and James Breyer are Class 2 directors, whose terms expire at the Annual Meeting, and Robert Glaser is a Class 3 director, whose term expires at the annual shareholders meeting in 2000. Commencing with the Annual Meeting, each newly elected director shall serve for a term ending at the third annual shareholders meeting following election of such director. The Board of Directors has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in operating details on a day-to-day basis.

CONTINUING DIRECTORS -- NOT STANDING FOR ELECTION THIS YEAR

     The following individual is a Class 1 director:

     MITCHELL KAPOR has been a director of the Company since October 1995. Mr. Kapor has served as a partner of Accel Partners L.P. since January 1999. From 1990 to 1993, Mr. Kapor was President, from 1993 to 1995 he was Chairman and from 1995 to 1996 he was a director, of the Electronic Frontier Foundation, a nonprofit public Internet organization that he co-founded in 1990. Mr. Kapor designed Lotus 1-2-3, and founded Lotus Development Corporation in 1982 and served as its President and Chief Executive Officer from April 1982 to July 1986. Mr. Kapor holds a B.A. in Cybernetics from Yale University and an M.A. in Psychology from Beacon College. Age 48.

     The following individual is a Class 3 director:

     ROBERT GLASER has served as Chairman of the Board, Chief Executive Officer and Treasurer of the Company since its inception in February 1994, and as Secretary from March 1995 to April 1998. Mr. Glaser also serves as the Company's Policy Ombudsman, with the exclusive authority to adopt or change the editorial policies of the Company as reflected on the Company's Web sites or other communications or media in which the Company has a significant editorial or media voice. From 1983 to 1993, Mr. Glaser was employed at Microsoft Corporation, most recently as Vice President of multimedia and consumer systems, where he focused on the development of new businesses related to the convergence of the computer, consumer electronics and media industries. Mr. Glaser holds a B.A. and an M.A. in Economics and a B.S. in Computer Science from Yale University. Age 37.

MEETINGS OF THE BOARD

     The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The full Board of Directors met 13 times during the Company's fiscal year ended December 31, 1998, including action taken by unanimous written consent on seven occasions. No incumbent member attended fewer than 75% of the total number of meetings (including consents) of the Board of Directors and of any Board committees of which he was a member during that fiscal year.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash compensation for their services as directors or members of committees of the Board of Directors, but are reimbursed for their reasonable expenses incurred in attending Board of Directors or Committee meetings.

COMMITTEES OF THE BOARD

     Committees of the Board consist of an Audit Committee, a Compensation Committee, a Strategy Committee, a Strategic Transactions Committee and a Nominating Committee. The Audit Committee, currently composed of Messrs. Breyer, Jacobsen and Kapor, reviews the Company's internal accounting procedures and consults with and reviews the services provided by the Company's independent auditors. The Audit Committee met two times during the fiscal year ended December 31, 1998. The Compensation Committee, currently composed of Messrs. Breyer, Glaser and Kapor, reviews and recommends to the Board the compensation and benefits to be provided to the Company's officers and reviews general policy matters relating to employee compensation and benefits. The Compensation Committee met two times during the fiscal year ended December 31, 1998. The Strategy Committee, currently composed of Messrs. Breyer, Glaser, Jacobsen and Kapor, makes recommendations to the Board of Directors regarding the overall strategic goals of the Company and reviews significant business transactions that affect the future strategic direction of the Company. The Strategy Committee met two times during the fiscal year ended December 31, 1998. The approval of the Strategic Transactions Committee, which is currently composed of Messrs. Glaser, Breyer and Kapor, is required before the Board of Directors may
(i) adopt a plan of merger, (ii) authorize the sale, lease, exchange or mortgage of (A) assets representing more than 50% of the book value of the Company's assets prior to the transaction or (B) any other asset or assets on which the long-term business strategy of the Company is substantially dependent, (iii) authorize the Company's voluntary dissolution or (iv) take any action that has the effect of clauses (i) through (iii). The Strategic Transactions Committee met one time during the fiscal year ended December 31, 1998. The Nominating Committee, currently composed of Messrs. Glaser, Jacobsen and Breyer, searches for and recommends to the Board potential nominees for Board positions and makes recommendations to the Board regarding size and composition of the Board. The Nominating Committee met one time during the fiscal year ended December 31, 1998.

CONTRACTUAL ARRANGEMENTS

     Under a voting agreement (the "Voting Agreement") entered into in September 1997 among the Company, Accel IV L.P. ("Accel IV") and Messrs. Jacobsen, Kapor and Glaser, each of Accel IV and Messrs. Jacobsen and Kapor have agreed to vote all shares of stock of the Company owned by them to elect Mr. Glaser to the Board of Directors of the Company in each election in which he is a nominee. The obligations under the Voting Agreement terminate with respect to shares transferred by the parties thereto. The Voting Agreement terminates on the death of Mr. Glaser.

     Pursuant to the terms of an agreement entered into in September 1997 among the Company and Mr. Glaser, the Company has agreed to use its best efforts to nominate, elect and not remove Mr. Glaser from the Board of Directors so long as Mr. Glaser owns a specified number of shares.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

OWNERSHIP INFORMATION

     The following table sets forth, as of April 1, 1999, certain information regarding beneficial ownership of the Common Stock (a) by each person known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (b) by each director, (c) by the Chief Executive Officer and the Company's four most highly compensated executive officers other than the Chief Executive Officer for the fiscal year ended December 31, 1998 (the "Named Executive Officers") and (d) by all of the Company's executive officers and directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.

                                                    NUMBER OF          PERCENTAGE OF
                                              SHARES OF COMMON STOCK   COMMON STOCK
    NAME AND ADDRESS OF BENEFICIAL OWNER      BENEFICIALLY OWNED(1)     OUTSTANDING
    ------------------------------------      ----------------------   -------------
Robert Glaser(2)............................        14,035,521             42.1
  c/o RealNetworks, Inc.
  1111 Third Avenue
  Suite 2900
  Seattle, WA 98101
Mitchell Kapor(3)...........................         1,702,535              5.1
  Kapor Enterprises, Inc.
  One Broadway
  10th Floor
  Cambridge, MA 02142
James W. Breyer(4)..........................         1,226,484              3.7
Bruce Jacobsen(5)...........................           613,656              1.8
Len Jordan(6)...............................            28,800                *
Jeff Mandelbaum.............................                 0                *
James Higa(7)...............................            37,500                *
Jeff Lehman(8)..............................            22,800                *
All directors and executive officers as a
  group (20 persons)(9).....................        19,059,863             55.2%

---------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission (the "SEC") and includes shares over which the beneficial owner exercises voting or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of April 1, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the Company believes, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Includes 640,160 shares of Common Stock owned by the Glaser Family Foundation. Mr. Glaser disclaims beneficial ownership of these shares.

 (3) Includes 1,507 shares owned by Kubera L.L.C., a limited liability company of which Mr. Kapor is the sole member.

 (4) Includes 258 shares of Common Stock owned by Accel Partners & Co., Inc., a corporation of which Mr. Breyer is an officer. Also includes 1,080,479 shares owned by Accel IV L.P., 22,429 shares owned by Accel Keiretsu L.P., 42,869 shares owned by Accel Investors '95 L.P., 15,502 shares owned by Accel Japan L.P. and 7,170 shares owned by Accel Investors '93 L.P. (together the "Accel Group"). Mr. Breyer is a general partner of Accel Partners L.P., which is the general partner of Accel IV L.P. Mr. Breyer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

 (5) Includes 531,456 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 1, 1999.

 (6) Includes 28,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 1, 1999.

 (7) Includes 500 shares held by Mr. Higa's spouse and 36,500 shares of Common Stock issuable on exercise of options exercisable within 60 days of April 1, 1999.

 (8) Includes 22,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days of April 1, 1999.

 (9) Includes an aggregate of 1,184,167 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of April 1, 1999.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

     Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the applicable reporting requirements under
Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended December 31, 1998, all of the Company's officers and directors, and all of the persons known to the Company to own more than ten percent of the Common Stock, complied with all such reporting requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee is currently composed of Messrs. Glaser, Breyer and Kapor. Mr. Glaser is the Chairman of the Board, Chief Executive Officer and Treasurer of the Company. During the fiscal year 1998, Mr. Glaser participated in deliberations of the Board of Directors concerning executive officer compensation, excluding those concerning the compensation of the Chief Executive Officer. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. In addition, no interlocking relationship exists between any member of the Company's Compensation Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

CERTAIN TRANSACTIONS

     On December 22, 1998, Glaser Investments, Inc., a Washington corporation ("Glaser Investments") of which Mr. Glaser is the sole shareholder, invested $800,000 in NonStop Entertainment Software, Inc., a Washington corporation ("NonStop"), in exchange for all of the shares of the Series A Convertible Preferred Stock of NonStop (the "NonStop Shares"), which shares represented 47% of the outstanding capital stock of NonStop effective upon the closing of the transaction. Glaser Investments has granted the Company an option to purchase the NonStop Shares, together with any additional shares of the capital stock of NonStop acquired in the future by Glaser Investments, pursuant to a Call Option Agreement between Glaser Investments and the Company. The Company, at its sole discretion, may exercise the option at a price that represents a 20% annual return to Glaser Investments. In addition, the Company has entered into a Software Development and Distribution Agreement (the "Distribution Agreement") with NonStop pursuant to which the Company has acquired a license to distribute computer game software products developed by NonStop.

     On March 24, 1998, the Company acquired Vivo Software, Inc. ("Vivo") pursuant to an Agreement and Plan of Merger among the Company, Vivo and certain shareholders of Vivo. An aggregate of 1,108,170 shares of Common Stock were issued to the shareholders of Vivo as consideration in the transaction. The Accel Group collectively owned approximately 17% of Vivo at the effective time of the transaction and collectively received 188,353 shares of Common Stock in connection with the acquisition. Mr. Breyer is a general partner of Accel Partners L.P. Mr. Kapor became a partner of Accel Partners L.P. in January 1999.

                           COMPENSATION AND BENEFITS

EXECUTIVE OFFICER COMPENSATION

     COMPENSATION SUMMARY. The following table sets forth information regarding compensation earned during the Company's fiscal year ended December 31, 1998, and during the preceding two fiscal years, by the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                       ------------
                                                      ANNUAL COMPENSATION               SECURITIES
                                           -----------------------------------------    UNDERLYING
                                  FISCAL                             OTHER ANNUAL         STOCK
  NAME AND PRINCIPAL POSITION      YEAR    SALARY($)   BONUS($)   COMPENSATION($)(1)    OPTIONS(#)
  ---------------------------     ------   ---------   --------   ------------------   ------------
Robert Glaser...................   1998    $100,000    $    --         $    --                --
  Chairman of the Board,           1997     100,000         --              --                --
  Chief Executive Officer          1996     100,000         --              --                --
  and Treasurer
Len Jordan......................   1998     126,667     40,625              --            40,000
  Senior Vice President --         1997     105,064     20,000             775           150,000
  Media Systems                    1996          --         --              --                --
James Higa......................   1998      87,279     42,500          44,956                --
  Vice President --                1997      77,471         --          37,729            35,000
  Asia/Rest of World               1996      27,778         --          26,533            75,000
Jeff Mandelbaum.................   1998      71,218     67,000           4,600            60,000
  Vice President --                1997          --         --              --                --
  North American Sales             1996          --         --              --                --
Jeff Lehman.....................   1998     100,000    113,639              --                --
  Vice President --                1997      21,218         --             455            75,000
  Advertising Sales                1996          --         --              --                --

---------------
(1) Amounts shown for 1998 constitute amounts reimbursed as moving expenses for Mr. Mandelbaum, and rental fees for principal residence and transportation allowance for Mr. Higa.

     OPTION GRANTS. The following table shows information concerning stock options granted to the Named Executive Officers during the Company's fiscal year ended December 31, 1998.

                             OPTION GRANTS IN 1998

                                          INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE
                       --------------------------------------------------------       VALUE AT ASSUMED
                       NUMBER OF     PERCENT OF                                    ANNUAL RATES OF STOCK
                       SECURITIES   TOTAL OPTIONS                                  PRICE APPRECIATION FOR
                       UNDERLYING    GRANTED TO                                        OPTION TERM(1)
                        OPTIONS     EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ------------------------
        NAME           GRANTED(#)    FISCAL YEAR    ($ PER SHARE)       DATE          5%           10%
        ----           ----------   -------------   --------------   ----------   ----------   -----------
Robert Glaser........        --           --           $    --              --    $       --   $        --
Len Jordan...........    40,000          1.3            34.313        06/26/18     2,269,184     7,861,108
James Higa...........        --           --                --              --            --            --
Jeff Mandelbaum......    60,000          2.0            32.875        04/17/18     3,261,130    11,297,494
Jeff Lehman..........        --           --                --              --            --            --

---------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by the SEC. None of the assumed rates of stock price appreciation represent the Company's estimate or projection of the future price of the Common Stock.

     OPTION EXERCISES. The following table shows information concerning stock options exercised by the Named Executive Officers during the Company's fiscal year ended December 31, 1998, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised in-the-money options held by the Named Executive Officers at the end of that fiscal year.

   AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND FISCAL YEAR-END OPTION
                                     VALUES

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                  OPTIONS AT FISCAL YEAR         IN-THE-MONEY OPTIONS
                         SHARES       VALUE               END(#)               AT FISCAL YEAR-END($)(2)
                       ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
        NAME           EXERCISE(#)    ($)(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   --------   -----------   -------------   -----------   -------------
Robert Glaser........        --      $     --         --              --       $     --      $       --
Len Jordan...........    18,500       716,875     26,500         145,000        910,938       3,671,855
James Higa...........    10,000       397,130     20,000          80,000        700,500       2,578,000
Jeff Mandelbaum......        --            --         --          60,000             --         180,000
Jeff Lehman..........        --            --         --          75,000             --       2,015,625

---------------
(1) Represents the aggregate fair market value on the respective dates of exercise of the shares of Common Stock received on exercise of the options, less the aggregate exercise price of the options.

(2) These values represent the number of shares subject to in-the-money options multiplied by the difference between the closing bid price of the Company's Common Stock on December 31, 1998 ($35.875 per share) and the exercise price of the options.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  Compensation Philosophy

     The Compensation Committee of the Board of Directors (the "Committee") consists of two non-employee directors and the Company's Chief Executive Officer and Chairman of the Board. The Committee works with management to establish the general compensation policies and programs for the Company's executive officers, including the determination of salaries and the granting of stock options. In establishing executive compensation, the Committee is guided by the following principles: (i) the total compensation for executive officers should be sufficiently competitive with the compensation paid by other high-growth companies in the software industry for officers in comparable positions so that the Company can attract and retain highly qualified executives; (ii) individual compensation should include components that reflect the financial performance of the Company and the performance of the individual;
(iii) each executive officer will have clear goals and accountability with regard to corporate performance; and (iv) pay incentives should be aligned with the long-term interests of the Company's shareholders.

     The Company's executive compensation program is designed to align executive compensation with the Company's business objectives and the executive's individual performance, and to enable the Company to attract, retain and reward executive officers who contribute, and are expected to continue to contribute, to the Company's long-term success. The Compensation Committee believes that executive compensation should be designed to motivate executives to increase shareholder value, and further believes that executive officers can best increase shareholder value by conceiving, developing and positioning the best products in the Company's chosen markets.

     Each executive officer's performance for the past fiscal year and objectives for the current year are reviewed, together with the executive officer's responsibility level and the Company's fiscal performance versus objectives and potential performance targets for the current year. When salaries and stock option awards are established for executive officers, the following criteria are considered: (i) the individual's performance during the past year and recent quarters; (ii) with respect to executive officers whose primary responsibilities are in the area of sales, the Company's financial performance during the past year and recent quarters; and (iii) the salaries of executive officers in similar positions of companies of comparable size in the same geographic region and other companies within the computer software industry. With respect to executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer are taken into consideration when executive compensation is determined. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time.

     In the fiscal year ended December 31, 1998, the relationship between the Company's financial performance and executive compensation was primarily through long-term incentives consisting of stock options. In addition, executives whose primary responsibilities are in the area of sales had a component of their cash compensation tied to the Company's revenues.

     The Company's Human Resources department obtains executive compensation data from salary surveys that reflect a peer group of other high technology companies, including high technology companies of similar sizes that are located in the same geographic region, and considers this data in establishing employment offers to and compensation increases for executive officers.

  Components of Compensation

     The key elements of the Company's executive compensation program are base salary and long-term incentive compensation in the form of stock option awards. These elements are addressed separately.

     Quantitative methods or mathematical formulas are not used exclusively in setting any element of compensation. In determining each component of compensation, all elements of an executive officer's total compensation package are considered, including insurance and other benefits.

     Base Salaries. Base salaries for executive officers are determined by reviewing the salaries for comparable positions in high-growth companies in the Company's industry and geographic region, the historical compensation levels of the Company's executives and the executive's individual performance in the preceding year. Base salaries are adjusted from time to time to recognize various levels of responsibility, individual performance and internal equity issues. Each executive officer's base salary is reviewed annually. The Company's Human Resources Department obtains executive salary data by utilizing the services of a consulting firm, which in turn utilizes various national and regional executive compensation surveys for evaluation.

     In addition, executive officers whose primary responsibilities are in the area of sales are entitled to receive commissions based primarily on the Company's revenues or a specific portion of revenues and performance-based management business incentives.

     Long-Term Incentives. In keeping with the Company's philosophy of providing a total compensation package that includes at-risk components of pay, long-term incentives consisting of stock option grants are an important component of an executive's total compensation package. These incentives are designed to motivate and reward executives for maximizing shareholder value and encourage the long-term employment of key employees.

     When stock options are granted to executive officers, the executives' levels of responsibility, prior experience, individual performance criteria, previous stock option grants and compensation practices at similar companies in the Company's industry are considered in evaluating total compensation. The size of stock option grants is generally intended to reflect an executive's position with the Company and his or her contributions to the Company, and as a result, the number of shares underlying stock option awards varies. Options generally have a five-year vesting period to encourage key employees to continue in the Company's employ. In 1998, a total of 510,000 options were granted to new executive officers and a total of 80,000 options were granted to existing executive officers as a group.

     Because all of the above grants were made at option prices equal to the fair market value of the Common Stock on the dates of grant, the stock options have value only if the stock price appreciates from the value on the date the options were granted. The use of stock options is intended to focus executives on enhancing shareholder value over the long-term and to encourage equity ownership in the Company.

  Other Executive Compensation

     Subject to certain restrictions, the Company provides programs to executive officers that are also available to other Company employees, including a 401(k) plan, an employee stock purchase program permitting employees to purchase Company stock at a discount, a transportation subsidy, medical and dental benefits, and a Section 125 plan.

  Compensation of the Chief Executive Officer

     The Company's Chief Executive Officer, Mr. Glaser, does not participate in Committee discussions concerning, nor does he act as a Committee member with respect to, matters related to the compensation of the Chief Executive Officer. The compensation for the Company's Chief Executive Officer is determined on the same policies and criteria as the compensation for the other executive officers. The Committee recognizes that Mr. Glaser is the Company's founder and is also one of its largest shareholders. Because of his large share ownership, to date Mr. Glaser has not received any stock option grants.

  Policy With Respect to the $1 Million Deduction Limit

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the federal corporate income tax deduction for compensation paid to executive officers named in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is "performance-based compensation" or qualifies under certain other exceptions. The Committee intends to qualify executive compensation for deductibility under
Section 162(m) to the extent consistent with the best interests of the Company. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future involving payments that are not deductible under Section 162(m).

  Conclusion

     The Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall long-term success, thereby enhancing the value of the Company for the shareholders' benefit.

                                          The Compensation Committee
                                          of the Board of Directors

                                          James W. Breyer
                                          Robert Glaser
                                          Mitchell Kapor

COMPARATIVE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total return to shareholders on the Company's Common Stock with the cumulative total return of the Nasdaq Composite Index and the Hambrecht & Quist Technology Index for the period beginning on November 21, 1997 (the date of the Company's initial public offering), and ended on December 31, 1998.

  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG REALNETWORKS, INC. COMMON STOCK,
       NASDAQ COMPOSITE INDEX AND THE HAMBRECHT & QUIST TECHNOLOGY INDEX
                              [PERFORMANCE GRAPH]

                                 NOVEMBER 21,    DECEMBER 31,    DECEMBER 31,
                                     1997            1997            1998
                                 ------------    ------------    ------------
RealNetworks, Inc..............      $100            $111            $287
Nasdaq Composite Index.........       100              97             135
H&Q Technology Index...........       100              93             145

     The total return on the Common Stock and each index assumes the value of each investment was $100 on November 21, 1997, and that all dividends were reinvested, although dividends have not been declared on the Common Stock. Return information is historical and not necessarily indicative of future performance.

               PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, acting upon the recommendation of the Audit Committee of the Board, has appointed the firm of KPMG LLP as independent auditors for the Company's fiscal year ending December 31, 1999. This firm has audited the accounts of the Company since 1994. The firm performed audit services in connection with the examination of the consolidated financial statements of the Company for its fiscal year ended December 31, 1998. In addition, the firm has rendered other services, including the review of financial statements and related information in various registration statements and filings with the SEC.

     If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Board of Directors will reconsider the appointment. Representatives of KPMG LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

                                 OTHER BUSINESS

     The Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ K.J. MacArthur

                                          KELLY JO MACARTHUR
                                          Vice President, General Counsel and
                                          Secretary

April 27, 1999
Seattle, Washington

               A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K
           FOR THE 1998 FISCAL YEAR, AS FILED WITH THE SECURITIES AND
                EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE
                  TO ANY SHAREHOLDER UPON WRITTEN REQUEST TO:

                         INVESTOR RELATIONS DEPARTMENT
                               REALNETWORKS, INC.
                         1111 THIRD AVENUE, SUITE 2900
                           SEATTLE, WASHINGTON 98101

                              AFTER MAY 27, 1999:

                         INVESTOR RELATIONS DEPARTMENT
                               REALNETWORKS, INC.
                              2601 ELLIOTT AVENUE
                           SEATTLE, WASHINGTON 98121

PROXY

                               REALNETWORKS, INC.
            1111 THIRD AVENUE, SUITE 2900, SEATTLE, WASHINGTON 98101

                   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   The undersigned hereby appoints Robert Glaser and Kelly Jo MacArthur as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of RealNetworks, Inc. held of record by the undersigned at the close of business on March 22, 1999 at the Annual Meeting of Shareholders to be held on May 21, 1999, or any adjournment or postponement thereof.


                  (Continued and to be signed on reverse side)






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
                                                                 Please mark /X/
                                                                  your votes
                                                                as indicated


                             VOTE FOR ALL NOMINEES
                           (except as marked to the       WITHHOLD AUTHORITY
                                contrary below)        to vote for all nominees
                                      / /                        / /
1.  ELECTION OF DIRECTORS
    Nominees: James Breyer
              Bruce Jacobsen

Vote for all nominees listed above, except as specified on the line below:

--------------------------------------------------------------------------------

                                                      FOR    AGAINST    ABSTAIN
                                                      / /      / /        / /
2.  PROPOSAL TO RATIFY THE APPOINTMENT OF
    KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 1999.

3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.



         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.




Signature(s)____________________________________________ Date:____________, 1999
Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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